NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz

President and

Chief Executive Officer

Telephone:	(360) 828-0700

BBSI ELECTS NEW DIRECTOR

VANCOUVER, WASHINGTON, November 17, 2006 - Barrett Business Services, Inc. (Nasdaq trading symbol: BBSI) announced today that Roger L. Johnson was recently elected to the Company’s Board of Directors. Mr. Johnson was also appointed a member of the Audit Committee of the Board.

Mr. Johnson is a principal of Coldstream Capital Management, Inc., a wealth management firm headquartered in Bellevue, Washington. Mr. Johnson has over 35 years experience in the securities industry, serving most recently as the President and Chief Executive Officer of Western Pacific Investment Advisers, Inc., which was acquired by Coldstream in 2005. Mr. Johnson is also a decorated Vietnam veteran.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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